Exhibit 8.1

November 2, 2026

To: Eastern International Ltd. (the “Company”)

Dear Sir/Madam,

We are qualified lawyers of the People’s Republic of China (the “PRC”, for the purpose of issuing this opinion, excluding Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan) and as such are qualified to issue this opinion with respect to all laws, regulations, statutes, rules, decrees, guidelines, notices, and judicial interpretations and other legislations of the PRC currently in force and publicly available as of the date hereof (hereinafter referred to as the “PRC Laws”).

We are acting as your PRC legal counsel in connection with the proposed offering by the Company, on a reasonable best-efforts basis through a placement agent (the “Offering”), of up to 12,500,000 ordinary shares, par value US$0.0001 per share, of the Company (the “Ordinary Shares”, or the “Offered Securities”), as set forth in the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed by the Company with the United States Securities and Exchange Commission (the “SEC”) under the U.S. Securities Act of 1933, as amended (the “Securities Act”), in relation to the Offering.

For the purpose of giving this opinion, we have examined the originals or copies, certified or otherwise identified to our satisfaction, of corporate records, agreements, documents and other instruments provided to us and such other documents or certificates issued by governmental authorities or representations made by officials of government authorities or other public organizations and by officers or representatives of the Company as we have deemed necessary and appropriate as a basis for the opinions hereinafter set forth. In delivering this opinion, we have made the following assumptions:

(a)	the authenticity of the documents submitted to us as originals and the conformity to the originals of the documents submitted to us as copies;

(b)	the truthfulness, accuracy and completeness of all corporate resolutions and documents of or in connection with the PRC Subsidiaries (as defined in the below) as they were presented to us;

(c)	that the documents and the corporate resolutions which have been presented to us remain in full force and effect as of the date hereof and have not been revoked, amended, varied or supplemented, except as noted therein;

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(d)	in response to our inquiries, requests and investigation for the purpose of this opinion, all the relevant information and materials that have been provided to us by the Company and the PRC Subsidiaries, including all factual statements in the documents, the Registration Statement (other than the statements of PRC legal and regulatory matters that are the subject of paragraph 4 below) and all other factual information provided to us by the Company and the PRC Subsidiaries, and the statements made by the Company, the PRC Subsidiaries and relevant government officials, are true, accurate, complete and not misleading, and that the Company has not withheld anything that, if disclosed to us, would reasonably cause us to alter this opinion in whole or in part. Where important facts were not independently established to us, we have relied upon certificates issued by governmental authorities and officers or representatives of the Company and/or other relevant entities and/or upon representations made by such persons in the course of our inquiry and consultation;

(e)	that all parties to the documents provided to us in connection with this opinion, other than the PRC Subsidiaries, have the requisite power and authority to enter into, and have duly executed, delivered and/or issued those documents to which they are parties, and have the requisite power and authority to perform their obligations thereunder;

(f)	each of the documents is legal, valid, binding and enforceable in accordance with its respective governing laws other than PRC Laws in any and all respects; and
(g)	with respect to all parties, the due compliance with, and the legality, validity, effectiveness and enforceability under, all laws other than the laws of the PRC.

In giving this opinion, we have assumed and have not verified the accuracy as to financial or auditing matters of each document we have reviewed, and have relied upon opinions or reports issued by overseas legal advisers, auditors and reporting accountants of the Company. For the avoidance of doubt, we render no opinion as to and are not responsible for: (a) financial, appraisal or accounting matters; and (b) review of technical or environmental issues.

We do not purport to be experts on and do not purport to be generally familiar with or qualified to express legal opinions on any laws other than the laws of the PRC and accordingly express no legal opinion herein on any laws of any jurisdiction other than the PRC.

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In addition to the terms defined in the context of this opinion, the following capitalized terms used in this opinion shall have the meanings ascribed to them as follows:

“CSRC”	means the China Securities Regulatory Commission.

“Government Agency” or “Government Agencies”	means any competent government authorities, agencies, courts, arbitration commissions, or regulatory bodies of the PRC or any province, autonomous region, city or other administrative division of the PRC.

“Material Adverse Effect”	means any event, circumstance, condition, occurrence or situation or any combination of the foregoing that has or could be reasonably expected to have a material and adverse effect upon (i) the conditions (financial or otherwise), business, properties or results of operations or prospects of the PRC Subsidiaries taken as a whole, or (ii) the ability of the Company to consummate the transactions contemplated under the Registration Statement.

“M&A Rules”	means the Rules on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, which were jointly promulgated on August 8, 2006 by the Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the CSRC and the State Administration of Foreign Exchange, became effective on September 8, 2006 and were amended on June 22, 2009.

“New Overseas Listing Rules”	means the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Enterprises and relevant supporting guidelines promulgated by the CSRC on February 17, 2023, which took effect on March 31, 2023.

“PRC Subsidiaries”	means the PRC companies listed in Annex A, each of which is a company incorporated under the PRC laws and a direct or indirect wholly owned subsidiary of the Company.

Based on the foregoing and subject to the qualifications set out below, we are of the opinion that, as of the date hereof, so far as PRC Laws are concerned:

1.	Based on our understanding of the current PRC Laws, the ownership structures of the PRC Subsidiaries, both currently and immediately after giving effect to the Offering, do not and will not contravene any applicable PRC Laws currently in effect. The Company does not operate through, and is not required to have, a variable interest entity structure. However, there remain uncertainties regarding the interpretation and application of PRC Laws in relation to foreign investment, and there can be no assurance that the Government Agencies will not take a view that is contrary to or otherwise different from our opinion stated above.

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2.	On August 8, 2006, six PRC regulatory agencies, namely, the PRC Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration of Taxation, the State Administration for Industry and Commerce, the CSRC, and the State Administration of Foreign Exchange, jointly promulgated the M&A Rules, which became effective on September 8, 2006, as amended on June 22, 2009. Based on our understanding of the PRC Laws, we are of the opinion that the approval by the CSRC under the M&A Rules is not required to be obtained for the Offering. Other than the filing with the CSRC as set out in paragraph 5 below, no permission or approval of the CSRC or any other Government Agency is required under PRC Laws for the Offering. However, there remain uncertainties regarding the interpretation and application of PRC Laws in relation to overseas securities offering and listing, and there can be no assurance that the Government Agencies will take a view that is not contrary to or otherwise different from our opinion stated above.

3.	The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of PRC Civil Procedures Law based either on treaties between China and the jurisdiction where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against a company or its directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. Further, the PRC courts will also not recognize or enforce a foreign judgment where (i) the foreign court has no jurisdiction over the case according to provisions under PRC Civil Procedure Law; or (ii) the respondent has not been lawfully summoned or, despite being lawfully summoned, has not been given a reasonable opportunity to be heard or to argue, or the party who is incapable of litigation has not been properly represented; or (iii) the judgment or ruling was obtained by fraud; or (iv) the people’s court has already issued a judgment or ruling on the same dispute, or has recognized a judgment or ruling issued by a court of a third country on the same dispute. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or the Cayman Islands.

4.	To the best of our knowledge after due and reasonable inquiry, the statements in the Registration Statement on the cover page and under the captions “Prospectus Summary”, “Risk Factors”, “Business”, “Enforceability of Civil Liabilities”, “Corporate History and Structure”, “Regulations”, “Use of Proceeds”, “Taxation”, and “Legal Matters”, to the extent that such statements describe or summarize PRC legal or regulatory matters, are true, accurate and correct in all material respects, and fairly present or fairly summarize in all material respects the PRC legal and regulatory matters referred to therein; and such statements do not contain an untrue statement of a material fact, and do not omit to state any material fact necessary to make the statements, in light of the circumstances under which they were made, not misleading. The statements under the caption “Taxation”, to the extent they relate to matters of PRC tax law, constitute our opinion.

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5.	According to the New Overseas Listing Rules, PRC domestic companies that seek to offer and list securities in overseas markets, either directly or indirectly, are required to fulfill the filing procedures with the CSRC and report relevant information. Subsequent securities offerings of an issuer in the same overseas market where it has previously offered and listed securities shall be filed with the CSRC within three working days after the offering is completed. We are of the view that the Offering pursuant to the Registration Statement constitutes a subsequent indirect overseas offering by a PRC domestic company in the same overseas market in which the Company’s Ordinary Shares are listed, and is therefore subject to the filing requirements under the New Overseas Listing Rules. The Company shall, through its major domestic operating entity, submit the relevant filing materials to the CSRC within three working days after the completion of the Offering.

The foregoing opinion is further subject to the following qualifications:

(a)	we express no opinion as to any Laws other than the PRC Laws in force on the date of this opinion;

(b)	the PRC Laws referred to herein are Laws currently in force and there is no guarantee that any of such Laws, or the interpretation thereof or enforcement therefore, will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect;

(c)	this opinion is intended to be used in the context which is specifically referred to herein and each section should be looked on as a whole regarding the same subject matter;

(d)	this opinion is issued based on our understanding of the current PRC Laws. For matters not explicitly provided under the current PRC Laws, the interpretation, implementation and application of the specific requirements under PRC Laws are subject to the final discretion of competent PRC legislative, administrative and judicial authorities, and there can be no assurance that the Government Agencies will ultimately take a view that is not contrary to our opinion stated above;

(e)

we may rely, as to matters of fact (but not as to legal conclusions), to the extent we deem proper, on certificates and confirmations of responsible officers or representatives of the Company, the PRC Subsidiaries and the Government Agencies; and

(f)	this opinion is subject to the effects of (i) certain legal or statutory principles affecting the validity and enforceability of contractual rights generally under the concepts of public interest, social ethics, national security, good faith, fair dealing, and applicable statutes of limitation; (ii) any circumstance in connection with formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent, coercionary or concealing illegal intentions with a lawful form; (iii) judicial discretion with respect to the availability of indemnifications, remedies or defenses, the calculation of damages, the entitlement to attorney’s fees and other costs, and the waiver of immunity from jurisdiction of any court or from legal process; and (iv) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in the PRC.

This opinion is delivered in our capacity as the Company’s PRC legal counsel in connection with the Registration Statement and the Offering.

We hereby consent to the use of this opinion in, and the filing hereof as Exhibit 8.1 to, the Registration Statement, and to the reference to our name under the captions “Prospectus Summary”, “Risk Factors”, “Enforceability of Civil Liabilities”, “Regulations”, “Taxation” and “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we fall within the category of the persons whose consent is required under Section 7 of the Securities Act, or under the Securities Exchange Act of 1934, as amended, or the regulations promulgated thereunder.

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Yours faithfully,

Jingtian & Gongcheng
Jingtian & Gongcheng

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Annex A List of PRC Subsidiaries and Shareholding Information

No.	Company Name	Type of Entity	Registered Capital	Shareholders (per cent. held)
1.	Hangzhou TC-Link Logistics Supply Chain Management Co., Ltd. 杭州天成智联物流供应链管理有限公司 (“Hangzhou TC-Link”)	Limited Liability Company	RMB34,600,000	Eastern Group Limited 100%
2.	Suzhou TC-Link Logistics Co., Ltd.苏州天成智联物流有限公司 (“Suzhou TC-Link”)	Limited Liability Company	RMB47,575,200	Hangzhou TC-Link 100%
3.	Yancheng TC-Link Logistics Co., Ltd. 盐城天成智联物流有限公司	Limited Liability Company	RMB10,000,000	Suzhou TC-Link 100%
4.	Yunnan Dongyuan Dadi International Logistics Co., Ltd. 云南东源大地国际物流有限公司	Limited Liability Company	RMB10,000,000	Suzhou TC-Link 100%
5.	Wuxi TC-Link Logistics Co., Ltd. 无锡天成智联物流有限公司	Limited Liability Company	RMB5,000,000	Suzhou TC-Link 100%
6.	Chongqing Dayuan Logistics Co., Ltd.重庆大源物流有限公司	Limited Liability Company	RMB2,000,000	Suzhou TC-Link 100%
7.	Guizhou Tianrun Zhicheng Construction Engineering Co., Ltd. 贵州天润智承建设工程有限公司	Limited Liability Company	RMB40,000,000	Hangzhou TC-Link 100%

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